Exhibit 10.14

GUARANTY

This Guaranty, dated as of October 5, 2018 (this “Guaranty”), is made by J.C. Flowers IV L.P., a Cayman Islands exempted limited partnership (the “Guarantor”) in favor of Members Mutual Holding Company, an Illinois mutual insurance holding company (“Members Mutual”) and Vericity, Inc., a Delaware corporation (“HoldCo”). Reference is hereby made to the Standby Stock Purchase Agreement, dated as of the date hereof (the “Agreement”), by and among Apex Holdco L.P., a Delaware limited partnership (the “Standby Purchaser”), HoldCo and Members Mutual. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement, provided, that for purposes of this Guaranty the words “the parties hereto” in the definition of Applicable Law mean the parties to this Guaranty.

1.    Limited Guaranty. To induce Members Mutual and HoldCo (each, a “Guaranteed Party, and together the “Guaranteed Parties”) to enter into the Agreement, upon the terms and subject to the conditions set forth therein, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety to the Guaranteed Parties, on the terms and conditions set forth herein, the due and punctual payment, observance, performance and discharge of, if and when due, all of the payment obligations (including any payment due for damages) of the Standby Purchaser under the Agreement in accordance with the terms thereof (as such payment obligations may be modified, amended, waived or terminated in accordance with the terms of the Agreement, collectively, the “Guaranteed Obligations”). Notwithstanding anything to the contrary herein and for the avoidance of doubt, in no event shall the Guarantor’s maximum aggregate liability under this Guaranty exceed (i) upon execution of the Agreement, $148,750,000 and (ii) once the number of Mandatory Standby Shares has been determined in accordance with Section 1.1 of the Agreement, the Purchase Price (such amount, the “Cap”), it being understood that this Guaranty may not be enforced without giving effect to the Cap. Any payments due hereunder shall be made in lawful money of the United States, in immediately available funds. The Guaranteed Parties hereby agree that in no event shall the Guarantor be required to pay any amount to the Guaranteed Parties or any other Person under, in respect of, or in connection with this Guaranty other than as expressly set forth in this Guaranty.

2.    Nature of Guaranty. Members Mutual and HoldCo shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Standby Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Members Mutual or HoldCo to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to Members Mutual or HoldCo in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made, subject to the terms hereof, until the Guaranteed Obligations are terminated or satisfied in full in accordance with the terms of this Guaranty. This Guaranty is an unconditional guarantee of payment when due and not of collection.

3.    Changes in Obligations.

(a)    The Guarantor agrees that Members Mutual and HoldCo may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with the Standby Purchaser for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Guaranty.

(b)    The Guarantor agrees that the Guaranteed Obligations hereunder (which shall be subject to the Cap) shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of Members Mutual, HoldCo or Fidelity Life, subject to Section 8, to assert any claim or demand or to enforce any right or remedy against the Standby Purchaser; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations, so long as such changes do not have the effect of increasing the Cap; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Guaranty, the Agreement, or any agreement referred to therein; (iv) any change in the corporate existence, structure or ownership of the Standby Purchaser or any other Person now or hereafter liable with respect to the Guaranteed Obligations or any Person interested in the transactions contemplated by the Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Standby Purchaser or any other Person now or hereafter liable with respect to the Guaranteed Obligations or any Person interested in the transactions contemplated by the Agreement; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Standby Purchaser or Members Mutual or HoldCo, whether in connection with the Guaranteed Obligations or otherwise; or (vii) the adequacy of any other means Members Mutual or HoldCo may have of obtaining payment of the Guaranteed Obligations.

4.    Certain Waivers.

(a)    To the fullest extent permitted by Applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Applicable Law that would otherwise require any election of remedies by Members Mutual or HoldCo. The Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Standby Purchaser or any other Person interested in the transactions contemplated by the Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations that are available to the Standby Purchaser under the Agreement or a material breach by a Guaranteed Party or its Affiliates of the last sentence of Section 8 of this Guaranty). For the avoidance of doubt, the parties agree that nothing contained in this Guaranty is intended to modify or supersede the notice provisions of the Agreement.

(b)    To the fullest extent permitted by Applicable Law, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Standby Purchaser or any other Person interested in the transactions contemplated by the Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other agreement in connection herewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Members Mutual or HoldCo against the Standby Purchaser or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Standby Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations shall have been satisfied in full. If any amount is paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligations under this Guaranty, such amount shall be received and held in trust for the benefit of Members Mutual and HoldCo, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to Members Mutual or HoldCo in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms of the Agreement. Notwithstanding anything to the contrary contained in this Guaranty, Members Mutual and HoldCo hereby agree that (i) the Guarantor may assert, as a defense to, or release or discharge of, any payment by the Guarantor under this Guaranty, any claim, set-off, deduction, defense or release that the Standby Purchaser could assert against any Guaranteed Party under the terms of the Agreement (including, without limitation, any such claim or defense if available that any of the Guaranteed Obligations (up to the Cap) is not then required to be due and payable by the Standby Purchaser pursuant to the terms and conditions of the Agreement and (ii) to the extent the Standby Purchaser is relieved of any of its obligations under the Agreement, the Guarantor shall similarly automatically and without further action on the part of any Person be relieved of its corresponding Guaranteed Obligations under this Guaranty in respect of such relieved obligations.

(c)    The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

5.    No Waiver; Cumulative Rights. No failure on the part of Members Mutual or HoldCo to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Members Mutual or HoldCo of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to

Members Mutual or HoldCo or allowed it by Applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Members Mutual or HoldCo at any time or from time to time. Neither Members Mutual nor HoldCo shall have any obligation to proceed at any time or in any manner against, or exhaust any or all of its rights against, the Standby Purchaser prior to proceeding against the Guarantor hereunder. The failure by Members Mutual or HoldCo to pursue rights or remedies against the Standby Purchaser or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Applicable Law, of Members Mutual or HoldCo.

6.    Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)    the Guarantor is a duly organized and validly existing limited partnership in good standing under the laws of the jurisdiction of its organization and has the partnership, corporate or other organizational power and authority to execute, deliver and perform the terms and conditions of this Guaranty;

(b)    the execution, delivery and performance of this Guaranty have been duly authorized by all necessary exempted limited partnership action and do not (i) contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or, in any material respect, any Applicable Law binding on the Guarantor or any of its property or assets or (ii) in any material respect conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which the Guarantor is a party or by which it or any of its property or assets is bound or to which it may be subject;

(c)    all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Guaranty;

(d)    this Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar Applicable Law relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

(e)    the Guarantor has the financial capacity to pay and perform its Guaranteed Obligations under this Guaranty, and all funds necessary for the Guarantor to fulfill such obligations (up to the Cap) under this Guaranty shall be available to the Guarantor (or its permitted assignee pursuant to Section 7 hereof) for so long as this Guaranty shall remain in effect in accordance with Section 8 hereof.

7.    Successors and Assigns. Neither this Guaranty nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, in whole or in part (except by operation of law), without the prior written consent of the other parties; provided, that the Guarantor may assign its obligations, in whole or in part (including the Guaranteed Obligations), under this Guaranty to one or more of its Affiliates without the prior written consent of the Guaranteed Parties; provided, further, that such Affiliate(s) must agree to be bound to the terms of this Guaranty to the same extent as the Guarantor with respect to such assignment obligations; provided, further, that such assignment shall not release the Guarantor from its obligations under the Guaranty without the prior written consent of the Guaranteed Parties, which consent shall not be unreasonably withheld if Members Mutual reasonably determines in good faith that (i) the proposed assignee is an Affiliate fund or investment vehicle managed by J.C. Flowers & Co. LLC or an Affiliate thereof that has the financial capacity to pay and perform such assigned Guaranteed Obligations under this Guaranty, and all funds necessary for such proposed assignee to fulfill such obligations (up to the Cap) under this Guaranty shall be available to such proposed assignee for so long as this Guaranty shall remain in effect in accordance with Section 8 hereof, (ii) such assignment will not adversely affect the timing or receipt of any regulatory approvals required in order to consummate the transactions contemplated by the Agreement, and (iii) such assignment will not otherwise adversely affect the timing or ability of the parties to consummate the transactions contemplated by the Agreement. Any purported assignment in violation of this Section 7 shall be null and void. Subject to the foregoing and unless terminated pursuant to Section 8, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.    Continuing Guaranty; Termination. Unless terminated pursuant to this Section 8, this Guaranty may not be revoked or terminated and shall remain in full force and effect and binding on the Guarantor, its successors and permitted assigns until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations (up to the Cap), at which time this Guaranty shall immediately and automatically terminate and the Guarantor shall have no further obligations hereunder. Notwithstanding the foregoing, this Guaranty shall terminate automatically and the Guarantor shall have no further obligations under this Guaranty immediately upon the earliest to occur of (i) the consummation of the transactions contemplated by the Agreement in accordance with its terms at the Closing, or (ii) the date that is sixty (60) days after the termination of the Agreement (“Termination Date”) in accordance with its terms in any circumstances pursuant to which the Standby Purchaser would be obligated to make a payment in respect of the Guaranteed Obligations, if neither Members Mutual nor HoldCo has presented a claim for payment of any Guaranteed Obligations to the Standby Purchaser or the Guarantor prior to the Termination Date (any such claim presented prior to the Termination Date, a “Qualifying Claim”); provided, that if Members Mutual or HoldCo has made a Qualifying Claim, then this Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earliest to occur of (upon the occurrence of which the Guarantor shall have no further liability or obligation under this Guaranty): (w) the consummation of the transactions contemplated by the Agreement in accordance with its terms at the Closing, (x) the final, non-appealable resolution of all Qualifying Claims determining that either the Standby Purchaser does not owe any amount of the Guaranteed Obligations or that the Guarantor does not owe any amount of the Guaranteed Obligations pursuant to the terms hereof, (y) a written agreement between the Guarantor and the Guaranteed Parties terminating the Guaranteed Obligations, and (z) satisfaction in full of the Guaranteed Obligations by the Guarantor or the Standby Purchaser. Notwithstanding the foregoing, in the event that the Guaranteed Parties or any of its Affiliates assert in, file or otherwise commence, directly or indirectly, any litigation or proceeding asserting (A) that the provisions of Section 1 limiting the Guarantor’s aggregate liability to the Guaranteed Obligations (which shall be subject to the Cap) or the provisions of this Section 8 or Section 9 are illegal, invalid or unenforceable in whole or in part or (B) a claim or theory of liability under, or action against, any Related Party (as defined below) in connection with this Guaranty or the Agreement or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, in each case, other than any Retained Claim (as defined below), then (1) the obligations of the Guarantor under this Guaranty shall terminate ab initio and be null and void, (2) if the Guarantor has previously made any payments under this Guaranty, it shall be entitled to recover such payments, and (3) neither the Guarantor nor any Related Party shall have any liability to the Guaranteed Parties or any of their Affiliates under this Guaranty.

9.    No Recourse.

(a)    Members Mutual and HoldCo acknowledge the separate corporate existence of the Standby Purchaser and that, as of the date hereof, the sole assets (if any) of the Standby Purchaser are cash in a de minimis amount and its rights under the Agreement, and that no additional funds are expected to be contributed to the Standby Purchaser unless and until the Standby Purchaser is required to pay any amount under the Agreement.

(b)    Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Guaranty, each of Members Mutual and HoldCo acknowledges and agrees, on behalf of itself, its Affiliates and any Person claiming by, through or on behalf of any of them, that (i) no Person other than the Guarantor has any obligations hereunder and (ii) no remedy, recourse or right of recovery shall be had against, and no personal liability shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of any of the Guarantor, or any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of any of the foregoing (other than the Guarantor, each, a “Related Party” and collectively, the “Related Parties”) of the Guarantor, through the Standby Purchaser or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Applicable Law or otherwise, by or on behalf of the Standby Purchaser against any Related Party, except for (w) claims by Members Mutual or HoldCo against the Guarantor (but not any Related Party) under and to the extent provided in this Guaranty (subject to the limitations herein) (“Retained Guaranty Claims”), (x) claims by Members Mutual or HoldCo against the Standby Purchaser under and in accordance with the Agreement, including, without limitation, claims for specific performance pursuant to Section 9.10 thereunder (“Retained Agreement Claims”), and (y) claims by the Guaranteed Parties in respect of the Confidentiality Agreement solely with respect to the parties thereto (“Retained Confidentiality Claims”, and together with Retained Guaranty Claims and Retained Agreement Claims, the “Retained Claims”).

(c)    Notwithstanding the foregoing, in the event the Guarantor consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, then Members Mutual or HoldCo may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any Applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”). As used herein, unless otherwise specified, the term “Guarantor” includes the Guarantor’s Successor Entity.

(d)    Recourse (i) against the Guarantor with respect to the Retained Guaranty Claims, (ii) against the Standby Purchaser with respect to Retained Agreement Claims, and (iii) the parties to the Confidentiality Agreement with respect to the Retained Confidentiality Claims shall be the sole and exclusive remedy of Members Mutual and HoldCo and all of their subsidiaries and Affiliates against the Guarantor, in respect of any liabilities or obligations arising under, or in connection with, the Agreement, this Guaranty or the transactions contemplated thereby or hereby.

10.    Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) after confirmation of receipt of a facsimile transmission to the number set out below, (b) one Business Day after delivered to a nationally recognized commercial delivery service promising next business day delivery and requiring receipt for delivery (such as Federal Express), (c) when delivered by hand or (d) three Business Days after the day when sent by United States mail, registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to HoldCo or Members Mutual, to:

8700 W. Bryn Mawr Avenue, Suite 900S

Chicago, Illinois 60631

Tel: (800) 369-3990

Fax: 312-288-0073

Attn: John Buchanan, Esq. (General Counsel)

With a copy to:

Locke Lord LLP

111 S. Wacker Drive

Chicago, Illinois 60606

Tel: (312) 443-0700

Fax: (312) 443-0336

Attn: J. Brett Pritchard, Esq.

Charles Wu, Esq.

(b)	If to the Guarantor, to:

J.C. Flowers IV L.P.767 Fifth Avenue, 23rd Floor

New York, NY 10153

Tel: (212) 404-6810

Fax: (212) 404-6898

Attn: Eric Rahe

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Tel: (212) 310-8751

Fax: (212) 310-8007

Attn: Douglas P. Warner, Esq.

11.    Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.

12.    Submission to Jurisdiction; Venue. By execution and delivery of this Guaranty, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the State of Delaware sitting in New Castle County in the State of Delaware and the federal courts within the State of Delaware, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Guaranty. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

13.    Waiver of Jury Trial. Each of the parties hereto acknowledges and agrees that any controversy that may arise under this Guaranty is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Guaranty or the transactions contemplated hereby.

14.    Confidentiality. This Guaranty shall be treated as confidential and is being provided to the Guaranteed Parties solely in connection with the transactions contemplated by the Agreement. This Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and Members Mutual. The foregoing notwithstanding, this Guaranty shall be provided to Members Mutual and HoldCo and Members Mutual, HoldCo or the Guarantor may disclose the existence of this Guaranty to (a) its Related Parties (provided that each such Person shall be directed to treat this Guaranty as confidential and comply with the confidentiality obligations in this Section 14) and (b) to the extent required by Applicable Law, the applicable rules of any national securities exchange or in connection with any regulatory agency filings relating to the transactions contemplated by the Agreement.

15.    Entire Agreement. This Guaranty constitutes the sole and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, proposals, undertakings, understandings, agreements, representations and warranties, both written and oral, among the Guarantor or any of its Affiliates (other than Members Mutual and HoldCo), on the one hand, and Members Mutual, HoldCo or any of their Affiliates (other than the Guarantor), on the other hand, with respect to such subject matter.

16.    Amendments and Waivers. No amendment or waiver of any provision of this Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor, Members Mutual and HoldCo, or in the case of a waiver, by the party against which the waiver is to be effective. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

17.    No Third-party Beneficiaries. Except for the provisions of this Guaranty that reference Related Parties (each of which shall be for the benefit of and enforceable by each Related Party), the parties hereto hereby agree that this Guaranty and any representations, warranties and covenants as set forth herein are binding upon and solely for the benefit of the parties hereto, in accordance with and subject to the terms of this Guaranty, and this Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and any Related Party any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

18.    No Presumption Against Drafting Party. The parties hereto acknowledge that each party and its counsel have reviewed this Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guaranty.

19.    Severability. Any term or provision of this Guaranty found to be invalid, illegal or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability and shall not affect any other term or provision of this Guaranty or invalidate or render unenforceable such term or provision in any other jurisdiction; provided, however, that this Guaranty may not be enforced without giving effect to the Cap.

20.    Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Guaranty.

21.    Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Guaranty delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first written above.

J.C. FLOWERS IV L.P.

By:	JCF Associates IV L.P., its general partner

By:	JCF Associates IV Ltd., its general partner

By	/s/ Eric Rahe
Name:	Eric Rahe
Title:	Authorized Signatory

Agreed to and Accepted by:

VERICITY, INC.

By	/s/ James Hohmann
Name:	James Hohmann
Title:	CEO

MEMBERS MUTUAL HOLDING COMPANY

By	/s/ James Hohmann
Name:	James Hohmann
Title:	CEO